UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2012

Date of Report (Date of earliest event reported)

ALTRA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts	02184
(Address of principal executive offices)	(Zip Code)

(781) 917-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Credit Agreement

On November 20, 2012, Altra Holdings, Inc. (the “Company”) entered into a Credit Agreement by and among the Company and certain of its domestic subsidiaries, including Altra Industrial Motion, Inc. (collectively, the “Borrowers”), the lenders party to the Credit Agreement from time to time (collectively, the “Lenders”), J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and KeyBanc Capital Markets, Inc., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), to be guaranteed by certain domestic subsidiaries of the Company (each a “Guarantor” and collectively the “Guarantors”; the Guarantors collectively with the Borrowers, the “Loan Parties”), and which may be amended from time to time (the “Credit Agreement”). Pursuant to the Credit Agreement, the Lenders are making available to the Borrowers an initial term loan facility of $100,000,000 (the “Term Loan Facility”) and an initial revolving credit facility of $200,000,000 (the “Revolving Credit Facility”). The Credit Agreement provides for a possible expansion of the facilities by an additional $150,000,000, which can be allocated as additional term loans and/or additional revolving credit loans. The amounts available under the Term Loan Facility and Revolving Credit Facility are to be available for general corporate purposes and to repay existing indebtedness. The stated maturity of both of these credit facilities is November 20, 2017, and there are scheduled quarterly principal payments due on the outstanding amount of the Term Loan Facility.

The amounts available under the Revolving Credit Facility may be drawn upon in accordance with the terms of the Credit Agreement. All amounts outstanding under the credit facilities are due on the stated maturity or such earlier time, if any, required under the Credit Agreement. The amounts owed under either of the credit facilities may be prepaid at any time, subject to usual notification and breakage payment provisions. Interest on the amounts outstanding under the credit facilities is calculated using either an ABR Rate or Eurodollar Rate, plus the applicable margin. The applicable margins for Eurodollar Loans are between 1.375% to 1.875%, and for ABR Loans are between 0.375% and 0.875%. The amounts of the margins are calculated based on either a consolidated total net leverage ratio (as defined in the Credit Agreement), or the then applicable rating(s) of the Company’s debt if and then to the extent as provided in the Credit Agreement. A portion of the Revolving Credit Facility may be used for the issuance of letters of credit, and a portion of the amount of the Revolving Credit Facility is available for borrowings in certain agreed upon foreign currencies.

The Credit Agreement contains various affirmative and negative covenants and restrictions, which among other things, will require the Borrowers to provide certain financial reports to the Lenders, require the Company to maintain certain financial covenants relating to consolidated leverage and interest coverage, limit maximum annual capital expenditures, and limit the ability of the Company and its subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock or debt, make certain investments, sell assets, engage in certain transactions, and effect a consolidation or merger. The Credit Agreement also contains customary events of default.

Effective as of November 20, 2012, the proceeds of the Term Loan Facility and a portion of the proceeds of the Revolving Credit Facility, along with cash on hand, were used by the Company to contribute all funds necessary to redeem all of the Company’s 8 1/8% Senior Secured Notes due 2016 (the “Senior Secured Notes”) on December 20, 2012 (the “Redemption”).

Pledge and Security Agreement; Trademark Security Agreement; Patent Security Agreement.

Pursuant to the Credit Agreement, on November 20, 2012, the Loan Parties and the Administrative Agent entered into a Pledge and Security Agreement (the “Pledge and Security Agreement”), pursuant to which each Loan Party pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders, a security interest in all of its right, title and interest in, to and under all personal property, whether now owned by or owing to, or after acquired by or arising in favor of such Loan Party (including under any trade name or derivations), and whether owned or consigned by or to, or leased from or to, such Loan Party, and regardless of where located, except for specific excluded personal property identified in the Pledge and Security Agreement (collectively, the “Collateral”). Notwithstanding the foregoing, the Collateral does not include, among other items, more than 65% of the capital stock of the first tier foreign subsidiaries of the Company. The Pledge and Security Agreement contains other customary representations, warranties and covenants of the parties. The Credit Agreement provides that the obligation to grant the security interest can cease upon the obtaining of certain corporate family ratings for the Company, but the obligation to grant a security interest is subject to subsequent reinstatement if the ratings are not maintained as provided in the Credit Agreement.

In connection with the Pledge and Security Agreement, certain of the Loan Parties delivered a Patent Security Agreement and a Trademark Security Agreement in favor of the Administrative Agent pursuant to which each of the Loan Parties signatory thereto pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders, a security interest in all of its right, title and interest in, to and under all registered patents, patent applications, registered trademarks and trademark applications owned by such Loan Parties.

The foregoing summaries of the Credit Agreement, the Pledge and Security Agreement, the Trademark Security Agreement, and the Patent Security Agreement do not purport to be complete and are qualified in their entirety by the Credit Agreement, the Pledge and Security Agreement, the Trademark Security Agreement, and the Patent Security Agreement, copies of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

Item 1.02 Termination of a Material Definitive Agreement

Effective as of November 20, 2012, in connection with the Company’s entry into the Credit Agreement the Company’s former Credit Agreement, dated as of November 25, 2009, as amended (the “Former Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, was terminated. Concurrently, the associated Pledge and Security Agreement, dated November 25, 2009, and Patent Security Agreement and Trademark Security Agreement, each dated December 24, 2009, were also terminated. There were no borrowings under the Former Credit Agreement at the time of its termination, however, there were $6.5 million of outstanding letters of credit on behalf of the Company that were transferred to the Credit Agreement.

Effective as of November 20, 2012, the proceeds of the Term Loan Facility and a portion of the proceeds of the Revolving Credit Facility, along with cash on hand, were deposited by the Company with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to be used to optionally redeem on December 20, 2012, all of the Senior Secured Notes. Immediately before the redemption, approximately $177.0 million aggregate principal amount of the Senior Secured Notes was outstanding. The redemption price for the Senior Secured Notes was 100% of the aggregate principal amount redeemed plus (i) a premium of approximately $10.8 million as provided for in the indenture governing the Senior Secured Notes and (ii) approximately $8.0 million in accrued and unpaid interest. The Senior Secured Notes were issued under an Indenture dated as of November 25, 2009, as amended (the “Indenture”), by and among the Company, certain of its domestic subsidiaries, as guarantors, and the Trustee. Interest on the Senior Secured Notes was payable semi-annually in arrears, on June 1 and December 1 of each year at an annual rate of 8 1/8%. The Senior Secured Notes were set to mature on December 1, 2016. The Senior Secured Notes were guaranteed by the Company’s domestic subsidiaries and were secured by a second priority lien, subject to first priority liens securing the Company’s former senior revolving credit agreement, on substantially all of the Company’s assets. Effective November 20, 2012, with the deposit of the funds with the Trustee, the Indenture and supplemental indentures governing the Senior Secured Notes were terminated except for the provisions relating to the payment of the optional redemption price, which provisions will be terminated at the time of the optional redemption. The various documents granting a lien on the assets of the Company and certain of its subsidiaries securing repayment of the note, including the Pledge and Security Agreement, dated November 25, 2009, and Patent Security Agreement and Trademark Security Agreement, each dated December 24, 2009, were also terminated.

Effective November 20, 2012, the Intercreditor and Lien Subordination Agreement, dated as of November 25, 2009, among the Company, certain of its subsidiaries, JPMorgan Chase Bank, N.A., and the Trustee, which agreement related to the Former Credit Agreement and the Indenture, was also terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 8.01 Other Events

On November 20, 2012, the Company issued a press release announcing its entry into the Credit Agreement and the Redemption. A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Altra Holdings, Inc., dated November 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRA HOLDINGS, INC.

/s/ Carl R. Christenson
Name: Carl R. Christenson Title: Chief Executive Officer

Date: November 20, 2012

EXHIBIT INDEX

No.	Description

99.1	Press Release of Altra Holdings, Inc., dated November 20, 2012.